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                                                                      Exhibit 99

THE SCOTTS COMPANY                                                          NEWS
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             SCOTTS' PREFERRED SHAREHOLDERS CONVERT SHARES TO COMMON


COLUMBUS, OHIO -- October 4, 1999 -- The Scotts Company (NYSE:SMG) announced that its preferred shareholders had converted all of their Class A Convertible Preferred Shares ("Preferred Shares") into approximately 10.1 million common shares today. In exchange for this early conversion, shareholders consisting primarily of the Hagedorn Partnership, L.P., received a payment of approximately $6.4 million, representing the amount of the dividends on the Preferred Shares that would otherwise have been payable through May 2000. Scotts agreed to accelerate the termination of certain standstill provisions in the Miracle-Gro Merger Agreement that would otherwise have terminated in May 2000, the month the Preferred Shares first could have been redeemed by the Company.

The Preferred Shares, issued in conjunction with Scotts' 1995 merger with Miracle-Gro, had a face value of $195 million, and an annual dividend yield of 5% or approximately $9.8 million.

Upon completion of the conversion, Scotts expects its number of basic common shares outstanding to be approximately 28.6 million shares.

In addition to reducing Scotts' future cash flow requirements by the amount of the $9.8 million annual dividend, the conversion of the Preferred Shares will simplify the Company's earnings per share calculation. Due to seasonal factors, Scotts has historically recognized a loss in its first and fourth fiscal quarters. In addition, due to the existence of the Preferred Shares and other securities exercisable into common shares, the number of actual common shares outstanding have differed significantly from the number that would be outstanding on a fully diluted basis. Generally accepted accounting principles require the calculation of diluted earnings per share in loss periods to be based on the actual number of common shares outstanding, while the calculation for profitable quarters is based on the number of common shares outstanding on a diluted basis. As a result, the Company's annual diluted earnings per share did not equal the sum of the individual quarters. The conversion of the Preferred Shares will greatly reduce this difference (but will not reduce it entirely due to other securities exercisable into common shares), and should improve the calculation of Scotts' price earnings ratios and market capitalization by investors, financial information services and media.

For more information on The Scotts Company including access to the company's SEC filings, please visit our newly expanded investor relations web site at www.smgnyse.com.

The Scotts Company is the world's leading supplier of consumer products for lawn and garden care, with a full range of products for professional turf care and horticulture as well. The company owns what are by far the industry's most recognized brands. In the U.S., consumer awareness of the company's Scotts(R), Miracle-Gro(R) and Ortho(R) brands outscores the nearest competitors in their categories by several times, as does awareness of the consumer Roundup(R) brand which is owned by Monsanto. Scotts has entered into an agreement with Monsanto to be the exclusive marketing agent for consumer Roundup(R) worldwide. In the U.K., Scotts' brands

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include Weedol(R) and Pathclear(R), the top-selling consumer herbicides;
Evergreen(R), the leading lawn fertilizer line, the Levington(R) line of lawn and garden products; and Miracle-Gro(R), the leading plant fertilizer. The Company's leading brands in continental Europe include KB(R) and Fertiligene(R) in France and NexaLotte(R) and Celaflor(R) in Germany.

Statement under the Private Securities Litigation Act of 1995: Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ from the forward looking information in this release, due to a variety of factors, including, but not limited to:

o Continued marketplace acceptance of the Company's "pull" advertising marketing strategies;

o The ability to maintain profit margins and to produce products and add production capacity on a timely basis;

o Competition in the North American and European consumer and professional segments;

o Competition between and the recent consolidation within the retail outlets selling the Company's products;

o    Public perceptions regarding the safety of the Company's products;

o Changes in economic conditions, interest rates and currency exchange rates in the countries in which the company operates;

o    The possibility of new competitors entering into the Company's business;

o The ability to improve processes and business practices to keep pace with the economic, competitive and technological environment, including successful completion of the Company's Enterprise Resource Planning project;

o The Company's ability, and that of its third party suppliers and customers, to address information technology issues related to the year 2000; and

o    The ability to integrate several recent acquisitions.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.

Contacts:

William Jenks
Broadgate Consultants, Inc.
(212) 232-2222

Rebecca Bruening
The Scotts Company
(614) 719-5607